Titan Machinery Inc. Announces Results for
Fiscal Fourth Quarter and Full Year Ended January 31, 2025

- Achieved Approximately $304 Million of Inventory Reduction in the Fiscal Fourth Quarter, Bringing Total Inventory Reduction Since Fiscal Second Quarter Peak to $419 Million -
- Service Revenue Increased 14.5% , or 7.1% on a Same-store Basis, for the Full Year Fiscal 2025 -
- Provides Fiscal 2026 Modeling Assumptions -

West Fargo, ND – March 20, 2025 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal fourth quarter and full year ended January 31, 2025.
"Our fiscal fourth quarter results reflect a significant step forward in the execution of our inventory reduction initiative, particularly in our domestic Agriculture segment. We reduced inventory by approximately $304 million during the fourth quarter, bringing our total reduction since our fiscal second quarter peak to approximately $419 million," commented Bryan Knutson, Titan Machinery's President and Chief Executive Officer. "While this accelerated reduction came at the expense of our equipment margins in the short-run, this was a key lever that we felt was necessary to improve our position as we transition into fiscal 2026 with a more subdued demand environment. Looking ahead, we expect to make further headway on our equipment inventory initiatives both domestically and abroad this fiscal year. This will be comprised of a further reduction in absolute dollars and optimizing our product mix to best meet demand in this phase of the industry cycle."

Mr. Knutson continued, "I'm incredibly proud of the entire Titan team for their focus on this initiative, which required coordination across all facets of our business, while not losing sight of our broader initiatives surrounding our customer care strategy, which delivered strong service revenue growth of 14.5% for the full fiscal year."
Fiscal 2025 Fourth Quarter Results
Consolidated Results
For the fourth quarter of fiscal 2025, revenue was $759.9 million, compared to $852.1 million in the fourth quarter of last year. Equipment revenue was $621.8 million for the fourth quarter of fiscal 2025, compared to $714.0 million in the fourth quarter last year. Parts revenue was $89.3 million for the fourth quarter of fiscal 2025, compared to $90.8 million in the fourth quarter last year. Revenue generated from service was $36.6 million for the fourth quarter of fiscal 2025, compared to $35.1 million in the fourth quarter last year. Revenue from rental and other was $12.1 million for the fourth quarter of fiscal 2025, compared to $12.2 million in the fourth quarter last year.
Gross profit for the fourth quarter of fiscal 2025 was $51.0 million compared to $141.0 million in the fourth quarter last year. The Company's gross profit margin was 6.7% in the fourth quarter of fiscal 2025, compared to 16.6% in the fourth quarter last year. The year-over-year decrease in gross profit margin was primarily due to lower equipment margins, particularly on used equipment, driven by softer retail demand and the Company's initiative to accelerate its inventory reduction efforts to achieve targeted levels sooner.
Operating expenses were $96.7 million for the fourth quarter of fiscal 2025, compared to $100.3 million in the fourth quarter last year. The decrease was driven primarily by lower variable expenses driven by the year-over-year decline in revenue and profitability. Operating expense as a percentage of revenue was 12.7% for the fourth quarter of fiscal 2025, compared to 11.8% of revenue in the fourth quarter last year.
Floorplan interest expense and other interest expense was $13.1 million for the fourth quarter of fiscal 2025, compared to $9.3 million for the same period last year. On a sequential quarter basis, floorplan and other interest expense decreased 8.5% reflecting our efforts to reduce interest-bearing inventory in the fourth quarter.
In the fourth quarter of fiscal 2025, net loss was $43.8 million, with loss per diluted share of $1.93. This compares to net income of $24.0 million, with earnings per diluted share of $1.05, for the fourth quarter of last year. Adjusted net loss, which excludes the reversal of certain sale-leaseback financing expenses that the Company incurred in the second quarter, was $44.9 million or $1.88 per diluted share in the fourth quarter of fiscal 2025.
Adjusted EBITDA in the fourth quarter of fiscal 2025 was negative $46.0 million, compared to positive $45.3 million of EBITDA generated in the fourth quarter of last year.
Segment Results
Agriculture Segment - Revenue for the fourth quarter of fiscal 2025 was $534.7 million, compared to $620.6 million in the fourth quarter last year. The decrease reflects a same-store sales decrease of 15.5%, partially offset by contributions from the acquisition of Scott Supply in January 2024. The revenue decrease resulted from a softening demand for equipment being driven by the decline of net farm income and sustained high interest rates. Pre-tax loss for the fourth quarter of fiscal 2025 was $55.3 million, compared to $28.8 million pre-tax income in the fourth quarter of the prior year, the decrease was driven by accelerated inventory reduction measures.
Construction Segment - Revenue for the fourth quarter of fiscal 2025 was $94.6 million, compared to $100.1 million in the fourth quarter last year. The year-over-year decrease in revenue reflects a same-store sales decrease of 5.5%, which was impacted by expected timing differences of equipment deliveries between the third and fourth quarter of fiscal 2025 compared to fiscal 2024. Pre-tax loss for the fourth quarter of fiscal 2025 was $1.1 million, compared to $4.6 million pre-tax income in the fourth quarter last year.
Europe Segment - Revenue for the fourth quarter of fiscal 2025 was $65.4 million, compared to $61.6 million in the fourth quarter last year, which includes a $0.2 million decrease in revenue from foreign currency fluctuations. Net of the effect of these foreign currency fluctuations, revenue increased $4.0 million or 6.5%. Pre-tax loss for the fourth quarter of fiscal 2025 was $1.8 million, compared to a pre-tax loss of $0.6 million in the fourth quarter of the prior year.

Australia Segment - Revenue for the fourth quarter of fiscal 2025 was $65.3 million, compared to $69.8 million in the fourth quarter last year, which includes a $0.6 million increase in revenue from foreign currency fluctuations. Net of the effect of these foreign currency fluctuations, revenue decreased $5.1 million or 7.3%. Pre-tax income for the fourth quarter of fiscal 2025 was $2.3 million, compared to $4.1 million pre-tax income in the fourth quarter last year.

Fiscal 2025 Full Year Results
Revenue was $2.7 billion for fiscal 2025 compared to $2.8 billion for fiscal 2024. Net loss for fiscal 2025 was $36.9 million, or $1.63 loss per diluted share. This compares to prior year net income of $112.4 million, or $4.93 earnings per diluted share. Adjusted net loss, which excludes the net impact of items related to sale-leaseback financing expenses, was $29.7 million or $1.31 loss per diluted share for fiscal 2025. The Company generated adjusted EBITDA of $12.8 million in fiscal 2025 compared to EBITDA of $189.3 million in fiscal 2024.
Balance Sheet and Cash Flow
Cash at the end of the fourth quarter of fiscal 2025 was $35.9 million. Inventories were $1.1 billion as of January 31, 2025, down approximately $304.4 million from $1.4 billion as of October 31, 2024, and down approximately $419.1 million from peak inventory of $1.5 billion as of July 31, 2024. This reflects the Company's progress in executing its equipment inventory reduction initiative. Outstanding floorplan payables were $755.7 million on $1.5 billion total available floorplan and working capital lines of credit as of January 31, 2025, compared to $893.8 million outstanding floorplan payables as of January 31, 2024.

For the fiscal year ended January 31, 2025, the Company’s net cash provided by operating activities was $70.3 million, compared to net cash used by operating activities of $32.3 million for the fiscal year ended January 31, 2024. The increase in net cash provided by operating activities was primarily driven by a decrease in inventory and favorable collection of outstanding receivables, which was partially offset by a decrease in manufactured floorplan payables and net income for fiscal 2025 compared to the prior year period. Net cash used for financing activities was $23.6 million in fiscal year 2025, which compared to $188.6 million net cash provided by financing activities in fiscal year 2024. This change was primarily driven by a $220.8 million decrease in non-manufacturer floorplan payables, which represents the Company's other credit lines including its Bank Syndicate Agreement.
Additional Management Commentary
Mr. Knutson concluded, "We are introducing modeling assumptions for fiscal 2026 that are consistent with industry forecasts which are suggesting that demand for North American large agriculture equipment will be down approximately 30% year-over-year. Although the demand environment is expected to weaken in the near-term, the acceleration of significant inventory reduction efforts achieved in fiscal 2025 will allow us to be much more nimble as we seek to operate in tandem with evolving market conditions. Our outlook implies continued margin pressure associated with our ongoing inventory reduction and mix optimization efforts. While we will be working hard to mitigate this impact, we believe it is prudent to set expectations conservatively in this fluid environment where demand is subdued. Our aim is to ensure that we are well positioned heading into fiscal 2027 where we expect to drive toward more normalized levels of profitability relative to the demand environment at that time."

2026 Modeling Assumptions
The following are the Company's current expectations for fiscal 2026 modeling assumptions.

Current Assumptions
Segment Revenue
Agriculture	Down 20% - Down 25%
Construction	Down 5% - Down 10%
Europe	Flat - Up 5%
Australia	Down 15% - Down 20%

Adjusted Diluted Loss Per Share	($1.25) - ($2.00)

Conference Call and Presentation Information
The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (877) 704-4453 from the U.S. International callers can dial (201) 389-0920. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, April 3, 2025, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 13751822.
A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.
Non-GAAP Financial Measures
Within this release, the Company refers to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. The Company believes that these non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this release and the Company's financial statements and other publicly filed reports. Non-GAAP financial measures presented in this release may not be comparable to similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of adjusted financial measures used in this release to their most directly comparable GAAP financial measures. These reconciliations are attached to this release. The tables included in the Non-GAAP Reconciliations section reconcile adjusted net income (loss), EBITDA and adjusted EBITDA, adjusted diluted earnings (loss) per share, and adjusted income (loss) before income taxes (all non-GAAP financial measures) for the periods presented, to their respective most directly comparable GAAP financial measures.

About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, owns and operates a network of full service agricultural and construction equipment dealer locations in North America, Europe and Australia, servicing farmers, ranchers and commercial applicators. The network consists of US locations in Colorado, Idaho, Iowa, Kansas, Minnesota, Missouri, Montana, Nebraska, North Dakota, South Dakota, Washington, Wisconsin and Wyoming. The international network includes European stores located in Bulgaria, Germany, Romania, and Ukraine and Australian stores located in New South Wales, South Australia, and Victoria in Southeastern Australia. Our stores offer one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.
Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "potential," "believe," "estimate," "expect," "intend," "may," "could," "will," "plan," "anticipate," and similar words and expressions are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of our management. Forward-looking statements made in this release, which include statements regarding modeling assumptions and expected results of operations for the fiscal year ending January 31, 2026, statements regarding the Company's ability to reduce inventory levels and enhance profitability, and may include statements regarding Agriculture, Construction, Europe and Australia segment initiatives and improvements, segment revenue realization, growth and profitability expectations, inventory availability and customer demand expectations, and agricultural and construction equipment industry conditions and trends, involve known and unknown risks and uncertainties that may cause Titan's actual results in future periods to differ materially from the forecasted assumptions and expected results. These risks and uncertainties include, among other things, our ability to successfully integrate, and realize growth opportunities and synergies in connection with the O'Connors acquisition and the risk that we have assumed unforeseen or other liabilities in connection with the O'Connors acquisition. In addition, risks and uncertainties also include the impact of the Russia-Ukraine conflict on our Ukrainian operations, our substantial dependence on CNH Industrial including CNH Industrial's ability to design, manufacture and allocate inventory to our stores necessary to satisfy our customers' demands, supply chain disruptions impacting our suppliers, including CNH Industrial, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company's operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to manage inventory levels, weather conditions, disruption in receiving sufficient inventory financing, and increased competition in the geographic areas served. These and other risks are described in Titan's filings with the Securities and Exchange Commission. Titan conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risks and uncertainties may arise. It is not possible for management to predict all such risks and uncertainties, nor to assess the impact of all such risks and uncertainties on Titan's business or the extent to which any individual risk or uncertainty, or combination of risks and uncertainties, may cause results to differ materially from those contained in any forward-looking statement. Other than as required by law, Titan disclaims any obligation to update such risks and uncertainties or to publicly announce revisions to any of the forward-looking statements contained in this release to reflect future events or developments.

Investor Relations Contact:
ICR, Inc.
Jeff Sonnek, jeff.sonnek@icrinc.com
Managing Director
646-277-1263

TITAN MACHINERY INC.
Consolidated Condensed Balance Sheets
(in thousands)
(Unaudited)

	January 31, 2025	January 31, 2024
Assets
Current Assets
Cash	$35,898	$38,066
Receivables, net of allowance for expected credit losses	119,814	153,657
Inventories	1,108,672	1,303,030
Prepaid expenses and other	28,244	24,262
Total current assets	1,292,628	1,519,015
Noncurrent Assets
Property and equipment, net of accumulated depreciation	379,690	298,774
Operating lease assets	27,935	54,699
Deferred income taxes	2,552	529
Goodwill	61,246	64,105
Intangible assets, net of accumulated amortization	48,306	53,356
Other	1,581	1,783
Total noncurrent assets	521,310	473,246
Total Assets	$1,813,938	$1,992,261

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$37,166	$43,846
Floorplan payable	755,698	893,846
Current maturities of long-term debt	10,920	13,706
Current maturities of operating leases	5,747	10,751
Deferred revenue	91,933	115,852
Accrued expenses and other	59,492	74,400
Total current liabilities	960,956	1,152,401
Long-Term Liabilities
Long-term debt, less current maturities	157,767	106,407
Operating lease liabilities	25,588	50,964
Deferred income taxes	8,818	22,607
Other long-term liabilities	46,732	2,240
Total long-term liabilities	238,905	182,218
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	262,097	258,657
Retained earnings	360,314	397,225
Accumulated other comprehensive income (loss)	(8,334)	1,760
Total stockholders' equity	614,077	657,642
Total Liabilities and Stockholders' Equity	$1,813,938	$1,992,261

TITAN MACHINERY INC.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2025	2024	2025	2024
Revenue
Equipment	$621,829	$714,044	$2,050,298	$2,145,316
Parts	89,339	90,763	428,457	410,841
Service	36,639	35,137	180,107	157,315
Rental and other	12,114	12,188	43,260	44,973
Total Revenue	759,921	852,132	2,702,122	2,758,445
Cost of Revenue
Equipment	619,981	626,898	1,912,803	1,864,558
Parts	63,302	63,146	294,233	279,921
Service	16,070	12,971	66,823	53,981
Rental and other	9,565	8,082	32,633	28,631
Total Cost of Revenue	708,918	711,097	2,306,492	2,227,091
Gross Profit	51,003	141,035	395,630	531,354
Operating Expenses	96,693	100,328	389,780	362,509
Impairment of Goodwill	—	—	531	—
Impairment of Intangible and Long-Lived Assets	105	—	1,311	—
(Loss) Income from Operations	(45,795)	40,707	4,008	168,845
Other Income (Expense)
Interest and other income (expense)	62	2,173	(4,178)	3,300
Floorplan interest expense	(8,435)	(6,028)	(34,710)	(13,802)
Other interest expense	(4,626)	(3,294)	(15,105)	(7,303)
(Loss) Income Before Income Taxes	(58,794)	33,558	(49,985)	151,040
(Benefit from) Provision for Income Taxes	(15,033)	9,595	(13,074)	38,599
Net (Loss) Income	$(43,761)	$23,963	$(36,911)	$112,441

Diluted (Loss) Earnings per Share	$1.93	$1.05	$(1.63)	$4.93
Diluted Weighted Average Common Shares	22,632	22,517	22,606	22,499

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Year Ended January 31,
	2025	2024
Operating Activities
Net (loss) income	$(36,911)	$112,441
Adjustments to reconcile net (loss) income to net cash provided by (used for) operating activities
Depreciation and amortization	38,601	31,479
Impairment	1,842	—
Other, net	7,256	12,941
Changes in assets and liabilities, net of effects of acquisitions
Inventories	166,182	(476,389)
Manufacturer floorplan payable	(82,724)	368,111
Other working capital	(23,955)	(80,863)
Net Cash Provided by (Used for) Operating Activities	70,291	(32,280)
Investing Activities
Property and equipment purchases	(51,845)	(62,361)
Proceeds from sale of property and equipment	4,160	7,134
Acquisition consideration, net of cash acquired	(260)	(107,548)
Other, net	199	(597)
Net Cash Used for Investing Activities	(47,746)	(163,372)
Financing Activities
Net change in non-manufacturer floorplan payable	(37,694)	183,148
Net proceeds from long-term debt	18,792	6,554
Other, net	(4,717)	(1,125)
Net Cash (Used for) Provided by Financing Activities	(23,619)	188,577
Effect of Exchange Rate Changes on Cash	(1,094)	1,228
Net Change in Cash	(2,168)	(5,847)
Cash at Beginning of Period	38,066	43,913
Cash at End of Period	$35,898	$38,066

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended January 31,			Twelve Months Ended January 31,
	2025	2024	Change	2025	2024	Change
Revenue
Agriculture	$534,687	$620,593	(13.8)%	$1,888,428	$2,044,263	(7.6)%
Construction	94,603	100,095	(5.5)%	331,574	332,463	(0.3)%
Europe	65,368	61,635	6.1%	261,005	311,910	(16.3)%
Australia	65,263	69,809	(6.5)%	221,115	69,809	N/M
Total	$759,921	$852,132	(10.8)%	$2,702,122	$2,758,445	(2.0)%

Income (Loss) Before Income Taxes
Agriculture	$(55,329)	$28,761	N/M	$(39,773)	$121,072	N/M
Construction	(1,085)	4,599	N/M	(6,652)	18,346	N/M
Europe	(1,779)	(610)	(191.6)%	(3,893)	16,487	N/M
Australia	2,311	4,115	(43.8)%	2,889	4,115	N/M
Segment (loss) income before income taxes	(55,882)	36,865	N/M	(47,429)	160,020	(129.6)%
Shared Resources	(2,912)	(3,307)	(11.9)%	(2,556)	(8,980)	(71.5)%
Total	$(58,794)	$33,558	N/M	$(49,985)	$151,040	(133.1)%
*N/M = not meaningful

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2025	2024	2025	2024
Adjusted Net (Loss) Income
Net (Loss) Income	$(43,761)	$23,963	$(36,911)	$112,441
Adjustments
Impact of sale-leaseback financing expense (1)	(1,509)	—	9,650	—
Total Pre-Tax Adjustments	(1,509)	—	9,650	—
Tax Effect of Adjustments (2)	385	—	(2,460)	—
Total Adjustments	(1,124)	—	7,190	—
Adjusted Net (Loss) Income	$(44,885)	$23,963	$(29,721)	$112,441

Adjusted Diluted (Loss) Earnings per Share
Diluted (Loss) Earnings per Share	$1.93	$1.05	$(1.63)	$4.93
Adjustments
Impact of sale-leaseback financing expense (1)	(0.07)	—	0.43	—
Total Pre-Tax Adjustments	(0.07)	—	0.43	—
Tax Effect of Adjustments (2)	0.02	—	(0.11)	—
Total Adjustments	(0.05)	—	0.32	—
Adjusted Diluted (Loss) Earnings per Share	$1.88	$1.05	$(1.31)	$4.93

Adjusted (Loss) Income Before Income Taxes
(Loss) Income Before Income Taxes	$(58,794)	$33,558	$(49,985)	$151,040
Adjustments
Impact of sale-leaseback financing expense (1)	(1,509)	—	9,650	—
Total Adjustments	(1,509)	—	9,650	—
Adjusted (Loss) Income Before Income Taxes	$(60,303)	$33,558	$(40,335)	$151,040

EBITDA
Net (Loss) Income	$(43,761)	$23,963	$(36,911)	$112,441
Adjustments
Interest expense, net of interest income (3)	4,369	3,104	14,489	6,759
(Benefit from) Provision for Income Taxes	(15,033)	9,595	(13,074)	38,599
Depreciation and amortization	9,914	8,608	38,601	31,479
EBITDA	$(44,511)	$45,270	$3,105	$189,278
Adjustments
Impact of sale-leaseback financing expense (1)	(1,509)	—	9,650	—
Total Adjustments	(1,509)	—	9,650	—
Adjusted EBITDA	$(46,020)	$45,270	$12,755	$189,278

(1) Accounting impact of a non-cash, sale-leaseback financing expense related to the Company's umbrella purchase for 13 of its leased facilities in fiscal year 2025.
(2) The tax effect of U.S. related adjustments was calculated using a 25.5% tax rate, determined based on a 21% federal statutory rate and a 4.5% blended state income tax rate.
(3) The interest expense add back excludes floorplan interest expense, which was $8.4M and $6.0M for the three months ended January 31, 2025 and 2024, respectively, and $34.7M and $13.8M for the twelve months ended January 31, 2025 and 2024, respectively.